EXHIBIT 99.1
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                                                        FOR FURTHER INFORMATION:
                                                           Ralph B. Mandell, CEO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100
For Immediate Release

                   KLAESER TO JOIN PRIVATEBANCORP, INC. AS CFO

         March 24, 2003 - Chicago, IL - Dennis Klaeser, 45, was named chief financial officer at PrivateBancorp, Inc. (Nasdaq: PVTB) and CFO and managing director of The PrivateBank and Trust Company, a wholly-owned subsidiary, effective April 7, 2003. He was a senior research analyst with Robert W. Baird & Co., covering large- and mid-capitalization Midwestern banks. Klaeser succeeds Gary L. Svec, who resigned effective March 7, 2003 to pursue other opportunities, as previously announced.

         "We are very pleased to have someone of Dennis' caliber join our team. His extensive experience as a research analyst and as a financial advisor dealing with corporate finance issues and merger and acquisition activities for Midwestern financial services companies makes him an ideal fit given our stated strategic objectives," said Ralph B. Mandell, Chairman, President and CEO of PrivateBancorp, Inc. "Dennis served as managing director for the investment banking firm that led our initial public offering. During that time we developed a close working relationship and Dennis became intimately familiar with PrivateBancorp's strategy," said Mandell.

         Klaeser began his career in 1982 with the U.S. League of Savings Institutions, eventually progressing to become vice president and director of business planning and finance for the League's Institute of Financial Education subsidiary. After a short stint at Sears Savings Bank, he moved into investment banking, joining Everen Securities in 1994. In 1997, he was named group head and managing director of Everen's Financial Institutions Group, responsible for business development, management of the investment banking team, and execution of capital raising and M&A advisory assignments for banks and specialty finance companies. Klaeser became managing director of the bank group at First Union Securities following First Union's acquisition of Everen in 1999. In 2000, he joined Andersen Corporate Finance as managing director and head of the US Financial Institutions Group responsible for origination and execution of M&A assignments. In mid-2002, he was named senior research analyst at Robert W. Baird & Co.

         A liberal arts graduate of Lawrence University, Appleton, Wisconsin, Klaeser holds three graduate degrees: an MBA in finance and management policy from the Kellogg Graduate School of Management at Northwestern University and Masters of Arts degrees in public policy and social service administration from the University of Chicago.


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         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, Inc. The Company, which had assets of $1.5 billion at December 31, 2002, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebankandtrust.com

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